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                                                                    EXHIBIT 14.1

                               VIRBAC CORPORATION

                        CODE OF BUSINESS CONDUCT & ETHICS

1.    PURPOSE

      Virbac Corporation ("Virbac") is committed to conducting its business with the highest level of integrity. Virbac is adopting this Code of Business Conduct & Ethics (the "Code of Ethics") for its directors, officers and employees. An uncompromising commitment to this Code of Ethics is essential to the maintenance of Virbac's strong ethical foundation.

      This Code of Ethics highlights some of the more frequent ethical questions that you may face during your employment or association with Virbac. The items described in this Code of Ethics are not intended to be exhaustive and are, in fact, intended to serve only as a minimum standard of conduct.

      This Code of Ethics is divided into two parts. The General Standards of Conduct in Section 3 below apply to all Virbac directors, officers and employees. The Additional Standards for Financial Executives and other members of the Executive Management Team in Section 4 below apply only to Virbac's Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), Secretary, Assistant Secretary, Accounting Managers, Controller, Head of the Veterinary Division, Head of the Consumer Brand Division, Head of Human Resources, Head of Operations, Head of Research and Development and the Director of Business Development (collectively, the "Executives"). Each of the Executives will be required to sign an acknowledgment stating that he or she has received, read, and understands the Code of Ethics.

      It is important to note that all obligations and reporting requirements under this Code of Ethics are in addition to any obligations under any collective bargaining agreements to which any Virbac employee is bound.

      If you are uncertain as to whether a particular situation may violate this Code of Ethics or are otherwise concerned about any particular action or scenario, please follow the procedures outlined in Section 6 below.

2.    COMPLIANCE

      Each director, officer and employee of Virbac must comply with this Code of Ethics, as well as all federal and state laws, rules and regulations affecting Virbac's business. The failure to comply with any such rules, laws or regulations will give rise to disciplinary measures up to and including immediate dismissal from Virbac.

3.    GENERAL STANDARD OF CONDUCT

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      Each Virbac director, officer and employee is expected to conduct his or her affairs with uncompromising honesty and integrity. Decisions are made every day at all levels of Virbac that effect not only Virbac's performance but also the attitude of those who have a relationship with Virbac. We, as individuals, are, and should be, responsible for the decisions we make. From this point forward, each of us will be held accountable for not only the outcomes resulting from our decisions, but also for making decisions that are motivated and shaped by a commitment to honesty and integrity. The following General Standards of Conduct provide guidance which will help all of us make decisions that demonstrate that commitment.

      (a)   Standard of Ethics.

            Each Virbac director, officer and employee is expected to:

            (i) be honest and ethical in dealing with the customers, vendors and other business affiliates of Virbac, as well as any regulators who have an interest in the business or affairs of Virbac;

            (ii) be respectful of the rights of fellow employees by refraining from actions that may be construed as discriminatory, libelous, slanderous or harassing;

            (iii) provide equal opportunity to all Virbac directors, officers and employees, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability; and

            (iv) alert Virbac's Corporate Governance Committee (using the procedure outlined in Section 6 below) whenever you discover or suspect a violation of this Code of Ethics or discover or suspect that any Virbac director, officer or employee is engaging in conduct you consider to be dishonest, unethical or potentially illegal.

      (b)   Conflicts of Interest

            You may not engage in any conduct that represents a conflict of interest. Conduct that represents a conflict of interest includes
            (i) any investment, activity or association that makes it difficult to perform work for Virbac in an objective and efficient manner or
            (ii) any investment, activity or association that causes you to receive improper personal benefits as a result of your position with Virbac. Examples of conduct that represent a conflict of interest include, without limitation:

            (i) Promoting or causing Virbac to enter into business transactions with your relatives or friends;

            (ii)  Violating Virbac's Insider Trading Policy;

            (iii) Making an investment that causes or may cause you to have more than a modest financial interest in a Virbac customer, vendor, or competitor;

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            (iv)  Seeking a loan or any other financial accommodation (such as a guaranty or as a co-signor) from any person or entity you have a relationship with as a result of your position with Virbac;

            (v) Using your position with Virbac, or the use of Virbac's property or information, for personal gain, including diverting Virbac property for personal use unless specifically authorized by the CEO; or

            (vi) Participating in any activity that competes, may compete or may appear to compete with Virbac, while you are employed by Virbac.

      (c)   Corporate Opportunities

            Directors, officers and employees owe a duty to Virbac to advance its legitimate business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered as a result of their position with Virbac, or through the use of Virbac's property or information.

      (d)   Gifts, Bribes and Kickbacks

            Neither you nor your relatives may give gifts to or receive gifts from Virbac customers and vendors or other business affiliates, or to or from regulators who have an interest in the business or affairs of Virbac (except gifts with a nominal value presented and received at a time when there is no activity between the parties that is outside the normal course of business or inconsistent with past practice and where both the gift and its receipt when judged by applicable, local standards would be considered a usual and customary business practice). Other gifts may be given or accepted only with prior approval of your senior management. In addition, neither you nor your relatives may pay or receive bribes or kickbacks (i.e., any item intended to improperly obtain favorable treatment).

      (e)   Alcohol/Substance Abuse

            Virbac is committed to a workplace free of substance abuse. We jeopardize ourselves and each other if we report to work impaired by the influence of alcohol or drugs. The use, possession, or distribution of unauthorized drugs or alcohol on Virbac time or on Virbac premises is prohibited. Virbac employees are encouraged to seek treatment for alcohol and substance abuse problems.

      (f)   Purchasing Practices

            All purchasing decisions should be designed to produce the best overall value for Virbac. Important considerations in many purchasing decisions include competitive bids, partnering arrangements, incentive-based contracts, quality verification and confirming the legal and financial condition of the supplier. Every effort should be made to avoid not only the actual occurrence, but even the

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            appearance, of personal conflicts in purchasing decisions.
            Accordingly, you should employ extra caution if you are considering making purchases on behalf of Virbac from family members or friends. At a minimum, you must discuss any such potential transaction with your supervisor before requesting bids or votes from friends, family or any entity in which such individuals have a managerial position. Agreements should be written and include established expectations for all parties.

      (g)   Loans

            You may not request or accept loans from Virbac. However, you may receive payroll advances and/or draws from Virbac if such advance or draw is properly documented in accordance with Virbac's established procedure.

      (h)   Improper Use or Theft of Virbac Property

            You must use Virbac assets only for a legitimate business purpose. You must safeguard Virbac property from loss or theft, and may not take such property for personal use. Virbac property includes confidential information, software, computers, office equipment and supplies.

      (i)   Compliance with Policies

            You may neither conceal mistakes nor falsify any Virbac, client or third party record. Mistakes must be fully disclosed and corrected.

            Applicable laws, including regulatory standards and requirements, and Virbac policy require Virbac to keep books and records that accurately and fairly reflect all financially significant, and in some cases, even non-financial, aspects of the Virbac business. Each of us, regardless of our position with Virbac, may engage in or know of activities that should be reflected in Virbac's books and records. In an effort to insure that Virbac satisfies its obligation to maintain accurate books and records, we maintain a system of internal accounting controls and have adopted other non-accounting policies designed to ensure that:

            (i) Virbac enters into only those transactions, and our employees engage in only such conduct, as is designed to contribute to a proper business purpose;

            (ii) all aspects of our conduct on behalf of Virbac have been reviewed and approved by persons with appropriate skills and experience; and

            (iii) all aspects of our conduct on behalf of Virbac are made known to persons within our organization who are responsible for ensuring that Virbac's financial reporting and other disclosure obligations are satisfied (which obligations are imposed not only by applicable law, but also by the relationships of trust and confidence we seek to establish with customers,

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                  suppliers, investors and others with whom Virbac maintains a relationship).

            It is the responsibility of all Virbac employees to be aware of, and to comply with, the requirements of our internal accounting controls and other non-accounting policies. All Virbac employees will be held accountable for their actions and for compliance with this Code of Ethics. In addition to this general requirement, all employees who have any responsibility for accounting, financial reporting, internal controls or disclosure controls and procedures must act in strict accordance with the Virbac Accounting and Financial Reporting Integrity Policy attached hereto as Exhibit A.

      (j)   Protection of Virbac, Client or Vendor Information

            You may not use or reveal Virbac, client or vendor confidential or proprietary information to others. Additionally, you must take appropriate steps to prevent unauthorized access to such information. Confidential and/or proprietary information includes, without limitation, confidential and/or proprietary prospect and customer lists, data, research, specifications, memoranda, files, records, plans, concepts, flow charts, drawings, designs, descriptions, formulations, trade secrets and other confidential and/or proprietary information and property, including but not limited to, information regarding Virbac operations, businesses, affairs, management and market structure. The obligation to protect Virbac, client and vendor information under this Section 3(j) is not intended to limit any obligations that a Virbac director, officer or employee may have under an existing agreement with Virbac.

      (k)   Sales

            Virbac employees involved in the sale of any Virbac products may not include misstatements or unsupportable information in connection with any sales proposal. In addition, employees may not make unsupportable promises concerning Virbac products. Virbac employees involved in the sale of Virbac products must ensure that any written contract entered into with a Virbac customer documents the entire agreement between Virbac and such customer. Any agreement that is not incorporated into the text of the written contract will be considered ineffective.

      (l)   Electronic Communications

            Virbac employees must use electronic mail in accordance with the Virbac "Electronic Communication Policy" located in the Virbac employee handbook.

      (m)   Securities Trading

            You must ensure that your actions are in full compliance with Virbac's Insider Trading Policy at all times.

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      (n)   Political Contributions

            Personal contributions to political parties or candidates are a matter of individual choice. Such contributions may not be represented as being made on behalf of Virbac. Virbac funds may not be used for political contributions.

      (o)   Retention of Business Records

            Virbac business records must be maintained in accordance with the guidelines established by the Company. Different guidelines have been established for different types of records. Thus, records may be destroyed only at the expiration of the pertinent records retention period. In no case may documents relevant to pending or threatened litigation, government inquiry, subpoena or other information request, be discarded or destroyed, regardless of the periods specified above. In addition, you may never destroy, alter, or conceal, with an improper purpose, any record, or otherwise impede any official proceeding.

4.    ADDITIONAL STANDARDS FOR FINANCIAL EXECUTIVES AND THE EXECUTIVE MANAGEMENT
      TEAM

      Executives must comply with both the Virbac General Standards of Conduct and the Additional Standards for Financial Executives and the Executive Management Team. A dedicated commitment to both standards of conduct will assist Virbac in maintaining its strong ethical foundation.

      (a)   Accurate Periodic Reports

            Executives are expected to exercise the highest standards of care in making full, fair, accurate, timely and understandable disclosures in each report or document filed by Virbac with the SEC, each earnings release and any other public communication made by Virbac. In accordance with this expectation, all Virbac accounting records, as well as reports produced from those records, must be made in accordance with the laws of each applicable jurisdiction. All records must fairly and accurately reflect the transactions or occurrences to which they relate and must fairly and accurately reflect, in reasonable detail, the assets, liabilities, revenues and expenses of Virbac. The accounting records of Virbac may not contain any false or intentionally misleading entries. No transactions should be intentionally misclassified as to accounts, departments or accounting periods, and all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period. You may not conceal information from PricewaterhouseCoopers or any other firm or individual conducting either an independent or internal audit of Virbac. Finally, you must fully comply with Virbac's system of internal accounting controls.

      (b)   Accountability for Compliance with Executive Standard of Conduct

            The Virbac Executives are expected to comply, at all times, with the Virbac General Code of Conduct, Executive Code of Conduct and all applicable federal

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            and state laws, rules and regulations. The consequences to Virbac of any departure from this policy could be extremely serious. The failure to comply with any applicable laws, rules and regulations will give rise to disciplinary measures, up to and including immediate dismissal from Virbac.

5.    AMENDMENTS AND WAIVERS

      This Code of Ethics has been approved by Virbac's Board of Directors and can only be amended as a result of official action by the Board of Directors taken in any manner permitted under Virbac's Certificate of Incorporation and By-laws. The application of this Code of Ethics may not be waived, and the manner in which this Code of Ethics or any portion thereof is applied may not be modified, either generally or with respect to specified individuals or circumstances, except as a result of official action by the Board of Directors taken in any manner permitted by Virbac's Certificate of Incorporation and By-laws. When making a determination concerning any proposed amendment, waiver or modification, the Board of Directors shall, at a minimum, consider the following matters:

      (a) Whether approval of the proposed amendment, waiver or modification promotes a legitimate corporate interest of Virbac; and

      (b) Whether the proposed amendment, waiver or modification undermines the goals the Code of Ethics was designed to achieve (as opposed, for example, to avoiding application of the Code of Ethics to unforeseen circumstances, resulting in unintended consequences.

6.    REPORTING QUESTIONS, CONCERNS OR ALLEGED VIOLATIONS OF THE CODE OF ETHICS

      (a)   Reporting Questions or Concerns

            If you have a question or concern regarding any aspect of this Code of Ethics, you may contact any member of Virbac's Corporate Governance Committee. You may find out the names of the current members of Virbac's Corporate Governance Committee by contacting Virbac's Human Resources Department.

      (b)   Reporting Alleged Violations

            If you discover or suspect a violation, or potential violation, of this Code of Ethics, or discover or suspect that any Virbac director, officer or employee is engaging in conduct you consider to be dishonest or unethical or potentially illegal you must report such violation or conduct to a member of Virbac's Corporate Governance Committee immediately.

      (c)   Procedure for Reporting

            If you want to address a question or concern, you may contact any member of the Corporate Governance Committee by mail, telephone or e-mail, or you may visit a committee member in person. There are no specific, pre-determined requirements for posing your question or concern. Rather, the Committee

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            member you contact will direct you to take any action they deem necessary or appropriate to fully respond to your inquiry in light of all of the relevant facts and circumstances.

            To file a report pursuant to this Section 6(b) above, please contact a member of the Virbac Corporate Governance Committee via Virbac interoffice mail, US mail, telephone or electronic mail as follows:

            US Mail: Virbac Corporation, Attn: Corporate Governance Committee, 3200 Meacham Blvd., Fort Worth, TX 76137

            Telephone: (800) 338-3659, extension 3028

            E-Mail:    virbacinformant@virbacus.com

            Your correspondence or communication (referred to as a "Report") must describe, in detail, the nature of the potential violation of this Code of Ethics or the potentially dishonest, unethical or illegal conduct you have observed or suspect. If applicable, please include any relevant documents. The information submitted in your Report will be used only for purposes of conducting an investigation and taking any remedial action that is deemed necessary or appropriate. You may submit a report on an anonymous basis. If you choose not to submit the report anonymously, Virbac will attempt to maintain, but cannot guaranty, your anonymity throughout the process.

            IF YOUR QUESTION OR CONCERN RELATES TO, OR YOU ARE MAKING A REPORT CONCERNING, QUESTIONABLE ACCOUNTING METHODS, INTERNAL ACCOUNTING CONTROLS OR AUDITING MATTERS, PLEASE FOLLOW THE PROCEDURE OUTLINED IN THE "ACCOUNTING AND FINANCIAL REPORTING INTEGRITY POLICY" ATTACHED HERETO AS EXHIBIT A.

7.    PROTECTION FROM RETALIATION

      Virbac strictly prohibits discrimination, retaliation or harassment of any kind against any director, officer or employee who, based on the employee's reasonable belief that such conduct or practices have occurred or are occurring, submits a Report pursuant to or participates in an investigation regarding this Code of Ethics.

      If you believe that you have been subject to such discrimination, retaliation or harassment for having made a Report under this Code of Ethics, you must immediately report those facts in the manner provided in
      Section 6 above. Any such complaint shall be promptly and thoroughly investigated. You have the commitment of Virbac that, if a complaint of discrimination, retaliation or harassment is substantiated, appropriate disciplinary action will be taken.

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                                    Exhibit A

               Accounting and Financial Reporting Integrity Policy

      Virbac is committed to preserving the integrity of its financial reporting procedures and the accuracy of the information provided to its stockholders, the financial markets and various federal and state regulatory agencies. Virbac encourages its employees to report any questionable accounting methods, internal accounting controls or auditing matters (collectively, the "Accounting Procedures") or concerns regarding Virbac's procedures for reporting financial information (collectively, the "Financial Reporting Procedures") as detailed in this Accounting and Financial Reporting Integrity Policy. Actions giving rise to questionable Accounting Procedures or Financial Reporting Procedures constitute serious violations of Virbac's Code of Ethics.

1.    ACCOUNTING PROCEDURES AND FINANCIAL REPORTING PROCEDURES

      To preserve the integrity of its Accounting Procedures and Financial Reporting Procedures, Virbac must maintain the following standards:

      (a) Virbac must make full, fair, accurate, timely and understandable disclosures in its periodic reports.

      (b) All Virbac accounting records, as well as reports produced from those records, must be made in accordance with the laws of each applicable jurisdiction.

      (c) All records must fairly and accurately reflect the transactions or occurrences to which they relate.

      (d) All records must fairly and accurately reflect, in reasonable detail, Virbac's assets, liabilities, revenues and expenses.

      (e) All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

      (f) Each director, officer and employee, as applicable, must fully comply with Virbac's system of internal accounting controls.

      (g) Virbac accounting records may not contain any false or intentionally misleading entries.

      (h) No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

      (i) Information may not be concealed from PricewaterhouseCoopers or any other firm or individual conducting either an independent or internal audit of Virbac.

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2.    REPORTING A QUESTION OR CONCERN

      If you have a question or concern regarding questionable Accounting Procedures or Financial Reporting Procedures, you must report this information to a member of the audit committee (the "Audit Committee") of the Board of Directors of Virbac. You may contact any member of the Audit Committee by U.S. mail, telephone or electronic mail. Additional contact information for the members of the Audit Committee may be found at www.virbaccorp.com. Although you may contact any of the members of the Audit Committee, we recommend that you contact the Chairman of the Audit Committee as follows:

              Name        By U.S. Mail
              ----        ------------

              Audit       Virbac Corporation
              Committee   Attn: Chairman of the Audit Committee,
              Member,     3200 Meacham Blvd.
              Chairman    Fort Worth, TX 76137

      Your correspondence or communication (each, a "Report") must describe, in detail, the questionable accounting or auditing matter or the report of fraudulent financial information. If applicable, please include any relevant documents.

      Each Report will be promptly and thoroughly investigated in accordance with the procedures set forth in Section 3 below. All information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law.

      You may submit your Report on an anonymous basis.

3.    INVESTIGATION OF REPORTS AND REMEDIAL ACTION

      The Audit Committee's response to Reports submitted pursuant to this Accounting and Financial Reporting Integrity Policy will depend on the nature and gravity of the conduct or circumstances reported, and the quality of the information provided. Where the Audit Committee determines, pursuant to the procedures set forth below, that questionable Accounting Procedures or Financial Reporting Procedures have occurred or are occurring, matters will be corrected and, if appropriate, the person responsible will be disciplined.

      The Audit Committee will respond to each Report in the following manner:

      (a) Within five (5) business days following the receipt of a Report, the Audit Committee will hold a meeting via telephone to initiate a preliminary evaluation of the Report, which preliminary evaluation may include consultation with any advisors to the Audit Committee. This preliminary evaluation will include an examination of the available evidence and related circumstances to determine whether a broad investigation is required.

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      (b)   If a broad investigation is required:

            (i) All Virbac employees have a duty to cooperate with the Audit Committee's investigation. An employee shall be subject to disciplinary action if such employee fails to cooperate in an investigation, or deliberately provides false information during an investigation.

            (ii) No Virbac employee shall attempt to conduct an independent investigation of the questions or concerns set forth in a Report.

            (iii) No Virbac employee or member of the Virbac Board of Directors, other than as specifically warranted by the Audit Committee, shall confront or question the individual accused of the alleged violation.

      (c) The Audit Committee shall maintain an official record of each investigation. This record shall include all disclosures set forth in the Report, information obtained by the Audit Committee throughout its investigation and the Audit Committee's recommended course of action. This record should be maintained by the Audit Committee in accordance with the guidelines established by the Company.

      (d) Upon completion of the investigation, the Audit Committee will inform Virbac's Chief Executive Officer, Chief Financial Officer and Board of Directors of its conclusion and recommended course of action. If the Audit Committee determines that a violation of the Virbac Code of Ethics has occurred or is occurring as a result of questionable Accounting Procedures or Financial Reporting Procedures, the Audit Committee shall direct Virbac to take effective remedial action commensurate with the severity of the offense. This remedial action may include disciplinary action against the accused party, up to and including termination. Reasonable and necessary steps will also be taken to prevent a recurrence of the alleged action.

      The Audit Committee will describe to the Board on a quarterly basis the status of each Report under investigation.

4.    PROTECTION FROM RETALIATION

      Virbac strictly prohibits discrimination, retaliation or harassment of any kind against any employee who, based on the employee's reasonable belief that such conduct or practices have occurred or are occurring, reports such information to the Audit Committee pursuant to this Accounting and Financial Reporting Integrity Policy. Virbac also strictly prohibits any discrimination, retaliation or harassment against any employee who participates in an investigation of complaints about questionable accounting or auditing matters, or the reporting of fraudulent financial information.

      If you believe that you have been subject to discrimination, retaliation or harassment for having made a Report under this Accounting and Financial Reporting Integrity Policy, you must immediately report those facts to the Audit Committee in the manner provided

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      in Section 2 above. Any such complaint shall be promptly and thoroughly investigated in accordance with the Audit Committee's investigation procedures outlined above.

      You have the commitment of Virbac and of the Audit Committee that, if a complaint of discrimination, retaliation or harassment is substantiated, appropriate disciplinary action will be taken.

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